ADVISORS SERIES TRUST

on behalf of the Funds managed by
Shenkman Capital Management, Inc.

AMENDED AND RESTATED MULTIPLE CLASS PLAN

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), this Amended and Restated Multiple Class Plan (the “Plan”) is adopted by the series listed on Appendix A attached hereto, which may be amended from time to time, each a series of Advisors Series Trust (the “Trust”), a Delaware statutory trust, with respect to the classes of shares (individually a “Class” and together the “Classes”) of the series of the Trust set forth in the exhibits hereto.

1.	Purpose

This Plan sets forth the method for allocating fees and expenses among each class of shares of the Funds in reliance on Rule 18f‑3 and allows the Trust to make payments as contemplated herein.

2.          Separate Arrangements/Class Differences

a)	Designation of Classes: The Funds set forth in Exhibit A offer two or more Classes of shares.

b)
Class Arrangements: The following summarizes the maximum initial sales charges, CDSCs, Rule 12b-1 distribution and servicing fees, shareholder servicing plan fees, conversion features, exchange privileges and other shareholder services applicable to a particular class of shares of each Fund.  Exhibit A sets forth the actual sales charges, Rule 12b-1 fees and shareholder servicing fees of each class of shares of the Funds.  Additional details and restrictions regarding such fees and services are set forth in each Fund’s current Prospectus and Statement of Additional Information.  Each Fund may offer any or all of the following Classes of shares:

i.	Class A.
A.	Maximum Initial Sales Charge: 3.00%
B.	Contingent Deferred Sales Charge: None
C.	Maximum Annual Rule 12b-1 Distribution Fee: 0.25%
D.	Maximum Annual Shareholder Servicing Plan Fee: 0.10%.
E.	Conversion Features: Yes.
F.	Redemption Fees: 1.00% on shares held 30 days or less.

ii.	Class C
A.	Maximum Initial Sales Charge: None
B.	Contingent Deferred Sales Charge: 1.00%
C.	Maximum Annual Rule 12b-1 Distribution Fee: 1.00%
D.	Maximum Annual Shareholder Servicing Plan Fee: 0.10%.
E.	Conversion Features: Yes.
F.	Redemption Fees: 1.00% on shares held 30 days or less.

iii.	Class F
A.	Maximum Initial Sales Charge: None
B.	Contingent Deferred Sales Charge: None
C.	Maximum Annual Rule 12b-1 Distribution Fee: None
D.	Maximum Annual Shareholder Servicing Plan Fee: 0.10%.
E.	Conversion Features: Yes.
F.	Redemption Fees: 1.00% on shares held 30 days or less.

iv.	Institutional Class.
A.	Maximum Initial Sales Charge: None
B.	Contingent Deferred Sales Charge: None
C.	Maximum Annual Rule 12b-1 Distribution Fee: None
D.	Maximum Annual Shareholder Servicing Plan Fee: None
E.	Conversion Features: None
F.	Redemption Fees: 1.00% on shares held 30 days or less.

c)
Distribution of Shares:  Class A and Class C shares are sold primarily to retail investors through approved financial supermarkets, investment advisors and consultants, financial planners, brokers, dealers and other investment professionals and their agents.  The Funds’ shares are also offered directly through their distributor.  Class F shares are sold primarily to retail investors that participate in fee-based advisory programs with registered investment advisers, independent financial advisors and broker-dealers.  Institutional Class shares are offered primarily for direct investments by investors such as pension and profit-sharing plans, employee benefit trusts, endowments, foundations, corporations and high net worth individuals.

d)
Minimum Investment Amounts:  The minimum initial investment in Class A, Class C and Class F shares is $1,000 for all accounts.  The minimum initial investment in Institutional Class shares is $1,000,000 for all accounts.  Once an account is established, subsequent investments in the amount of $100 may be made in Class A, Class C and Class F shares and subsequent investments in the amount of $100,000 may be made in Institutional Class shares.

e)
Voting Rights:  Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held.  Shareholders of the Trust will vote in the aggregate and not by Fund or Class except as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class.

3.          Expense Allocations

The expenses incurred pursuant to the Rule 12b-1 Plan will be borne by Class A and Class C shareholders, and constitute an expense allocated to those specific Classes.  The expenses incurred pursuant to the Shareholder Servicing Plan will be borne by Class A, Class C and Class F shareholders, and constitute and expense allocated to those specific Classes.

4.          Exchange Features

Shares of each Fund may be exchanged for shares of the same Class of any other Fund, subject to minimum purchase requirements.

5.	Conversion Features

A shareholder of Class A, Class C, or Class F shares may request or be allowed to convert their Class A, Class C, or Class F shares to Institutional Class shares if they are eligible for investment in that class in accordance with the Fund’s current registration statement.  Additionally, a shareholder of Class A or Class C shares may request or be allowed to convert their Class A or Class C shares to Class F shares if they are eligible for investment in that class in accordance with the Fund’s current registration statement.  Any implementation of a conversion feature is subject to the continuing availability of a ruling or regulations of the Internal Revenue Service, or of an opinion of counsel or tax adviser, stating that the conversion of one Class of shares to another Class of shares in the same Fund does not constitute a taxable event under federal income tax law.  The conversion feature may be suspended if such a ruling, regulation or opinion is not available.

6.	Board Review

The Board of Trustees of the Trust shall review the Plan as it deems necessary.  Prior to any material amendment(s) to the Plan with respect to any of the Fund’s shares, the Trust’s Board of Trustees, including a majority of the Trustees that are not interested persons of the Trust, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interest of each class of shares of the Fund individually and the Fund as a whole.  In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of the Trust shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

7.          Effectiveness

This Plan shall become effective with respect to each Class (a) to the extent required by Rule 18f‑3, after approval by a majority vote of: (i) the Trust’s Board of Trustees (“Board”); (ii) the members of the Board who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust’s Plan, and (b) upon execution of an exhibit adopting this Plan with respect to such Class.

This Amended and Restated Multiple Class Plan is adopted by Advisors Series Trust with respect to the Classes of the Funds, series of Advisors Series Trust, as set forth on Exhibit A attached hereto.

WITNESS the due execution hereof this 28th day of January, 2015.

ADVISORS SERIES TRUST

By:          /s/ Douglas G. Hess

Title:          President

Date:          January 28, 2015

EXHIBIT A

AMENDED AND RESTATED MULTIPLE CLASS PLAN

ADVISORS SERIES TRUST
on behalf of the funds managed by
Shenkman Capital Management, Inc.

Fund Name:

Shenkman Short Duration High Income Fund

Share Class	Minimum Investment[1]	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee
Class A	$1,000	3.00%	None[2]	0.25%	0.10%	1.00%[3]
Class C	$1,000	None	1.00%	1.00%	0.10%	1.00%[3]
Class F	$1,000	None	None	None	0.10%	1.00%[3]
Institutional Class	$1,000,000	None	None	None	None	1.00%[3]

1  The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds’ Prospectus.
2  Class A shares are subject to a 1.00% CDSC on purchase of $1 million or more redeemed within 18 months of purchase.
3  A redemption fee of 1.00% is assessed on shares redeemed within 30 days of purchase (i.e., held 30 days or less).

A-1